Exhibit 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

Gran Tierra Energy Inc.

(Name of Issuer)

____Common Stock, US$0.001 par value per share ___

(Title of Class of Securities)

___38500T101 __

(CUSIP Number)

Supriya Kapoor

2 Bloor Street East, Suite 3000

Toronto, Ontario M4W 1A8

(647) 724-8900

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

__April 13, 2015__

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No: 38500T101	Page 2 of 61 Pages

1.	Names of Reporting Persons. WEST FACE CAPITAL INC.
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power None
	8.	Shared Voting Power 27,000,000
	9.	Sole Dispositive Power None
	10.	Shared Dispositive Power 27,000,000
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,000,000
12.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
13.	Percent of Class Represented by Amount in Row (9) 9.78%
14.	Type of Reporting Person: CO, OO

SCHEDULE 13D

CUSIP No: 38500T101	Page 3 of 61 Pages

1.	Names of Reporting Persons. GREGORY A. BOLAND
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power None
	8.	Shared Voting Power 27,000,000
	9.	Sole Dispositive Power None
	10.	Shared Dispositive Power 27,000,000
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,000,000
12.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
13.	Percent of Class Represented by Amount in Row (9) 9.78%
14.	Type of Reporting Person: IN, HC

SCHEDULE 13D

CUSIP No: 38500T101	Page 4 of 61 Pages

1.	Names of Reporting Persons. GARY GUIDRY
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power None
	8.	Shared Voting Power 27,000,000
	9.	Sole Dispositive Power None
	10.	Shared Dispositive Power 27,000,000
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,000,000
12.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
13.	Percent of Class Represented by Amount in Row (9) 9.78%
14.	Type of Reporting Person: IN

SCHEDULE 13D

CUSIP No: 38500T101	Page 5 of 61 Pages

1.	Names of Reporting Persons. RYAN ELLSON
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power None
	8.	Shared Voting Power 27,000,000
	9.	Sole Dispositive Power None
	10.	Shared Dispositive Power 27,000,000
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,000,000
12.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
13.	Percent of Class Represented by Amount in Row (9) 9.78%
14.	Type of Reporting Person: IN

SCHEDULE 13D

CUSIP No: 38500T101	Page 6 of 61 Pages

1.	Names of Reporting Persons. JAMES EVANS
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power None
	8.	Shared Voting Power 27,000,000
	9.	Sole Dispositive Power None
	10.	Shared Dispositive Power 27,000,000
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,000,000
12.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
13.	Percent of Class Represented by Amount in Row (9) 9.78%
14.	Type of Reporting Person: IN

SCHEDULE 13D

CUSIP No: 38500T101	Page 7 of 61 Pages

1.	Names of Reporting Persons. LAWRENCE WEST
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power None
	8.	Shared Voting Power 27,000,000
	9.	Sole Dispositive Power None
	10.	Shared Dispositive Power 27,000,000
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,000,000
12.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
13.	Percent of Class Represented by Amount in Row (9) 9.78%
14.	Type of Reporting Person: IN

SCHEDULE 13D

CUSIP No: 38500T101	Page 8 of 61 Pages

1.	Names of Reporting Persons. DULAT ZHURGENBAY
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [ ]
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e) [ ]
6.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power None
	8.	Shared Voting Power 27,000,000
	9.	Sole Dispositive Power None
	10.	Shared Dispositive Power 27,000,000
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,000,000
12.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
13.	Percent of Class Represented by Amount in Row (9) 9.78%
14.	Type of Reporting Person: IN

Item 1.            Security and Issuer.

The class of securities to which this statement relates is the shares (the “Shares”) of common stock, US$0.001 par value per share, of Gran Tierra Energy Inc. (the “Company”), a Nevada corporation. The Shares are listed on the NYSE MKT LLC and the Toronto Stock Exchange. The address of the principal executive office of the Company is 200, 150 13 Avenue S.W., Calgary, Alberta, Canada T2R 0V2.

Item 2.             Identity and Background

(a-c, f) This Schedule 13D is filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

1.	West Face Capital Inc. (“West Face”), a Canadian corporation, is the investment manager to the Partnership (as defined below). The principal business of West Face is acting as investment manager to several private investment funds, including the Partnership and West Face Long Term Opportunities Global Master L.P. (the “Original Limited Partner”).

2.	Gregory A. Boland (“Mr. Boland”), an individual and citizen of Canada, is the President and Chief Executive Officer, Co-Chief Investment Officer and Sole Director of West Face.

3.	Gary Guidry (“Mr. Guidry”), an individual and citizen of Canada, is the Chief Executive Officer of Onza Energy Inc., a recently-formed private company examining assets and opportunities in the upstream oil and gas business (“Onza Energy”). Mr. Guidry is a limited partner of the Partnership.

4.	Ryan Ellson (“Mr. Ellson”), an individual and citizen of Canada, is the Chief Financial Officer of Onza Energy. Mr. Ellson is a limited partner of the Partnership.

5.	James Evans (“Mr. Evans”), an individual and citizen of Canada, is the Vice President, Corporate Services & Compliance of Onza Energy. Mr. Evans is a limited partner of the Partnership.

6.	Lawrence West (“Mr. West”), an individual and citizen of Canada, is the Vice President, Exploration of Onza Energy. Mr. West is a limited partner of the Partnership.

7.	Dulat Zhurgenbay (“Mr. Zhurgenbay” and, together with Mr. Guidry, Mr. Ellson, Mr. Evans and Mr. West, the “Management Limited Partners”), an individual and citizen of Canada, is responsible for corporate planning and economics at Onza Energy. Mr. Zhurgenbay is a limited partner of the Partnership.

This Schedule 13D relates to Shares held for the account of West Face SPV (Cayman) I L.P., a Cayman Islands exempted limited partnership (the “Partnership”). West Face serves as investment manager to the Partnership through a delegation of investment management responsibilities to West Face by the Partnership’s general partner, West Face SPV (Cayman) General Partners Inc., a Cayman Islands exempted company (the “General Partner”). West Face, in its capacity as investment manager of the Partnership, and Mr. Boland, in his capacity as President and Chief Executive Officer and sole director of West Face, may be deemed to have voting and dispositive power over the Shares held for the account of the Partnership.

The address of the principal business office of each of the Reporting Persons in (1) and (2) above is 2 Bloor Street East, Suite 3000, Toronto, Ontario M4W 1A8. The address of the principal business office of each of the Reporting Persons in (3) through (7) above is #1101, 321 – 6th Avenue SW, Calgary, Alberta T2P 3H3.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of West Face is set forth in Annex A hereto, and such Annex is incorporated herein by reference.

(d) None of the Reporting Persons has and, to the best of each such Reporting Person’s knowledge, none of the persons set forth in Annex A have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) None of the Reporting Persons has and, to the best of each such Reporting Person’s knowledge, none of the persons set forth in Annex A have, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.            Source and Amount of Funds or Other Consideration

Since February 20, 2015 (60 days prior to the date of this Schedule 13D), all Shares acquired by the Reporting Persons were acquired for the account of the Partnership. The aggregate purchase price paid by the Reporting Persons for such Shares (including commissions) was approximately US$83,685,887. The source of funds for these acquisitions was the working capital of the Partnership, which was contributed to the Partnership by (i) the Management Limited Partners and (ii) the Original Limited Partner.

Item 4.            Purpose of Transaction

Except as set forth in this Item 4, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters set forth in subparagraphs (a) – (j) of Item 4 of Schedule 13D.

The Reporting Persons intend to explore opportunities to replace the directors and management of the Company at or before the Company’s next annual shareholder meeting.  Any dialogue, communications or actions in connection therewith may result in one or more of the events described in Item 4 of Schedule 13D.

On April 21, 2015, West Face sent a letter to representatives of the Company indicating its intention to nominate six candidates for election to the board of directors (the “Board”) at the Company’s next annual meeting (the “April 21 Letter”).

The April 21 Letter discussed what West Face believes to be the significant value destruction from high-risk ventures outside of Colombia since 2011 and the Board’s role in that decline. In the April 21 Letter, West Face also described its strategy for creating value at the Company, suggesting that the Company: (i) refocus on its core Colombian properties; (ii) halt further spending in high-risk, high-cost ventures in Peru and Brazil; (iii) address its bloated cost structure, and (iv) change its management and Board. West Face also issued a press release (the “April 21 Press Release”) containing the full text of the April 21 Letter. The foregoing summary of the April 21 Press Release and April 21 Letter is qualified in its entirety by reference to the full text of the April 21 Press Release, which contains the full text of the April 21 Letter, a copy of which is attached hereto as Exhibit H and is incorporated by reference herein.

The Reporting Persons, the General Partner, the Original Limited Partner and the Partnership have entered into a letter agreement, dated as of March 27, 2015 (the “Letter Agreement”).  A copy of the Letter Agreement is filed as Exhibit E hereto and is incorporated by reference in this Item 4.  In addition, each Management Limited Partner has entered into an initial subscription agreement and an additional subscription agreement to subscribe for his interest in the Partnership and to provide capital contributions to be used for the acquisitions of Shares described in this Schedule 13D.  A form of initial subscription agreement is filed as Exhibit F hereto and a form of additional subscription agreement is filed as Exhibit G hereto, and each such form is incorporated by reference in this Item 4.

The Reporting Persons intend to review their investment in the Company’s Shares on a continuing basis. Depending on various factors including, without limitation, the Company’s financial position and investment strategy, the price levels of the Shares, conditions in the securities markets and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Company as they deem appropriate including, without limitation, purchasing additional Shares, selling some or all of their Shares, or changing their intention with respect to any and all matters set forth in subparagraphs (a) - (j) of Item 4 of Schedule 13D.

Item 5.            Interest in Securities of the Issuer

According to information filed on March 2, 2015 by the Company with the Securities and Exchange Commission in its annual report on Form 10-K, as of February 24, 2015, the number of Shares outstanding was 276,108,951.

(a)	Each of the Reporting Persons may be deemed to be the beneficial owner of 27,000,000 Shares (approximately 9.78% of the total number of Shares outstanding).

(b)	Each of the Reporting Persons may be deemed to have shared power to direct the voting and disposition of the 27,000,000 Shares that they may be deemed to beneficially own as set forth above.

(c) Except for the transactions listed in Exhibit D hereto, there have been no transactions by or on behalf of the Reporting Persons nor, to the best of each such Reporting Person’s knowledge, the persons set forth in Annex A, with respect to the Shares in the 60 days prior to the date of this Schedule 13D.

(d) Not applicable.

(e) Not applicable.

In accordance with Rule 13d-4 under the Exchange Act, this Schedule 13D, and any amendments thereto, shall not be construed as an admission that the Reporting Persons are beneficial owners of any securities covered by this Schedule 13D.

Item 6.            Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Issuer.

The response to Item 4 above is hereby incorporated by reference in its entirety into this Item 6.

Pursuant to Rule 13d-1(k) promulgated under the Act, the Reporting Persons have entered into a Joint Filing Agreement attached hereto as Exhibit A, with respect to the joint filing of this Schedule 13D and any amendment or amendments thereto.

Item 7.            Material to be Filed as Exhibits.

Exhibit A:	Joint Filing Agreement
Exhibit B:	Power of Attorney (appointing Supriya Kapoor as attorney-in-fact for Gregory A. Boland)
Exhibit C:	Power of Attorney (appointing Gary Guidry as attorney-in-fact for the other Management Limited Partners) (included in Exhibit E)
Exhibit D:	Recent Transactions in the Shares
Exhibit E:	Letter Agreement
Exhibit F:	Form of Initial Subscription Agreement
Exhibit G:	Form of Additional Subscription Agreement
Exhibit H:	Press Release, dated April 21, 2015
Exhibit I:	Letter to the Board of Directors of Gran Tierra Energy (included in Exhibit H)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

WEST FACE CAPITAL INC.

By:	/s/ Supriya Kapoor
Name:	Supriya Kapoor
Title:	Attorney-in-fact for Gregory A. Boland, President and Chief Executive Officer of West Face Capital Inc.

GREGORY A. BOLAND

By:	/s/ Supriya Kapoor
Name:	Supriya Kapoor
Title:	Attorney-in-fact for Gregory A. Boland

GARY GUIDRY

By:	/s/ Gary Guidry
Name:	Gary Guidry

RYAN ELLSON

By:	/s/ Gary Guidry
Name:	Gary Guidry
Title:	Attorney-in-fact for Ryan Ellson

JAMES EVANS

By:	/s/ Gary Guidry
Name:	Gary Guidry
Title:	Attorney-in-fact for James Evans

LAWRENCE WEST

By:	/s/ Gary Guidry
Name:	Gary Guidry
Title:	Attorney-in-fact for Lawrence West

DULAT ZHURGENBAY

By:	/s/ Gary Guidry
Name:	Gary Guidry
Title:	Attorney-in-fact for Dulat Zhurgenbay

April 21, 2015

Attention: Intentional misstatements or omissions of act constitute federal violations (see 18 U.S.C. 1001).

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

West Face Capital Inc.

The following table sets forth certain information with respect to the directors and executive officers of West Face Capital Inc.  Unless otherwise indicated, each of the positions set forth below relate to West Face Capital Inc., 2 Bloor Street East, Suite 3000, Toronto, Ontario M4W 1A8.

Present Principal Occupation or
Employment and the Name, Principal
Business and Address of any
Corporation or other Organization in
Name	which such employment is conducted	Citizenship

Gregory A. Boland	President, Chief Executive Officer Co-Chief Investment Officer Sole Director	Canadian

Peter L. Fraser	Co-Chief Investment Officer and Partner*	Canadian

Thomas P. Dea	Partner*	Canadian

Anthony Griffin	Partner*	Canadian

John R. Maynard	Chief Operating Officer, Chief Financial Officer	Canadian

Stephen A. Miller	Chief Accounting Officer	Canadian

Supriya Kapoor	Chief Compliance Officer	Canadian

Philip Panet	General Counsel and Secretary	Canadian

* Formal title - not indicative of any partnership relationship with West Face

Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the shares of common stock of Gran Tierra Energy Inc., dated as of April 21, 2015 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

WEST FACE CAPITAL INC.

By:	/s/ Supriya Kapoor
Name:	Supriya Kapoor
Title:	Attorney-in-fact for Gregory A. Boland,
President and Chief Executive Officer of
West Face Capital Inc.

GREGORY A. BOLAND

By:	/s/ Supriya Kapoor
Name:	Supriya Kapoor
Title:	Attorney-in-fact for Gregory A. Boland

GARY GUIDRY

By:	/s/ Gary Guidry
Name:	Gary Guidry

RYAN ELLSON

By:	/s/ Gary Guidry
Name:	Gary Guidry
Title:	Attorney-in-fact for Ryan Ellson

JAMES EVANS

By:	/s/ Gary Guidry
Name:	Gary Guidry
Title:	Attorney-in-fact for James Evans

LAWRENCE WEST

By:	/s/ Gary Guidry
Name:	Gary Guidry
Title:	Attorney-in-fact for Lawrence West

DULAT ZHURGENBAY

By:	/s/ Gary Guidry
Name:	Gary Guidry
Title:	Attorney-in-fact for Dulat Zhurgenbay

April 21, 2015

Exhibit B

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that I, Gregory A. Boland, hereby make, constitute and appoint each of John Maynard, Stephen Miller, Supriya Kapoor and Philip de L. Panet, acting individually, as my agent and attorney-in-fact for the purpose of executing in my name, (a) in my personal capacity or (b) in my capacity as President and Chief Executive Officer of West Face Capital Inc., a Canadian company, and a director of West Face (Cayman 2) Inc., a Cayman Islands company, and each of the affiliates or entities advised or controlled by me, West Face Capital Inc., or West Face (Cayman 2) Inc., all documents, certificates, instruments, statements, filings and agreements (“documents”) to be filed with or delivered to any foreign or domestic governmental or regulatory body or required or requested by any other person or entity pursuant to any legal or regulatory requirement relating to the acquisition, ownership, management or disposition of securities, futures contracts or other investments, and any other documents relating or ancillary thereto, including, without limitation, all documents relating to filings with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations promulgated thereunder, including, without limitation: (1) all documents relating to the beneficial ownership of securities required to be filed with the SEC pursuant to Section 13(d) or Section 16(a) of the Act, including, without limitation: (a) any acquisition statements on Schedule 13D or Schedule 13G and any amendments thereto, (b) any joint filing agreements pursuant to Rule 13d-1(k), and (c) any initial statements of, or statements of changes in, beneficial ownership of securities on Form 3, Form 4 or Form 5 and (2) any information statements on Form 13F required to be filed with the SEC pursuant to Section 13(f) of the Act.

All past acts of this attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 20th day of April, 2015.

/s/ Gregory A. Boland
Gregory A. Boland

Exhibit D

RECENT TRANSACTIONS IN THE SECURITIES OF

GRAN TIERRA ENERGY INC.

Gran Tierra Energy Inc. Shares of Common Stock

A. Transactions for the account of West Face SPV (Cayman) I L.P.

Date of Transaction	Nature of Transaction	Number of Shares	Price per Share (US$)
March 17, 2015	PURCHASE	248,510	2.34
March 18, 2015	PURCHASE	750,000	2.33
March 18, 2015	PURCHASE	1,562,559	2.43
March 19, 2015	PURCHASE	370,400	2.43
March 19, 2015	PURCHASE	1,000,000	2.44
March 20, 2015	PURCHASE	500,000	2.56
March 20, 2015	PURCHASE	1,000,000	2.58
March 23, 2015	PURCHASE	466,000	2.64
March 23, 2015	PURCHASE	500,000	2.65
March 24, 2015	PURCHASE	475,000	2.65
March 25, 2015	PURCHASE	300,000	2.69
March 25, 2015	PURCHASE	156,751	2.63
March 26, 2015	PURCHASE	360,000	2.69
March 27, 2015	PURCHASE	250,000	2.67
March 30, 2015	PURCHASE	180,000	2.58
March 31, 2015	PURCHASE	394,180	2.71
March 31, 2015	PURCHASE	1,348,701	2.74
April 1, 2015	PURCHASE	137,899	2.74
April 2, 2015	PURCHASE	24,100	2.70
April 6, 2015	PURCHASE	164,100	2.80
April 7, 2015	PURCHASE	240,954	2.87
April 7, 2015	PURCHASE	1,198,270	2.93
April 8, 2015	PURCHASE	500,000	2.94
April 8, 2015	PURCHASE	1,372,576	2.94
April 13, 2015	PURCHASE	1,346,683	3.08
April 14, 2015	PURCHASE	1,311,037	3.25
April 15, 2015	PURCHASE	1,500,000	3.44
April 15, 2015	PURCHASE	1,000,000	3.41
April 16, 2015	PURCHASE	2,988,888	3.59
April 16, 2015	PURCHASE	3,536,184	3.70
April 16, 2015	PURCHASE	750,000	3.72
April 17, 2015	PURCHASE	567,208	3.63
April 17, 2015	PURCHASE	500,000	3.65

Exhibit E

AGREEMENT

THIS AGREEMENT made the 27th day of March, 2015,

B E T W E E N:

WEST FACE SPV (CAYMAN) GENERAL PARTNERS INC.,

a Cayman Islands exempted company,

(hereinafter referred to as the “General Partner”),

- and -

WEST FACE LONG TERM OPPORTUNITIES GLOBAL MASTER L.P.,

an exempted limited partnership existing under the laws of the Cayman Islands,

(hereinafter referred to as the “Global Master Fund”),

- and -

WEST FACE CAPITAL INC.,

a corporation existing under the laws of Canada,

(hereinafter referred to as “West Face”),

- and -

GARY GUIDRY,

of the City of Sundre, in the Province of Alberta,

(hereinafter referred to as “Guidry”),

- and -

RYAN ELLSON,

of the City of Calgary, in the Province of Alberta,

(hereinafter referred to as “Ellson”),

- and -

JAMES EVANS,

of the City of Calgary, in the Province of Alberta,

(hereinafter referred to as “Evans”),

- and -

LAWRENCE WEST,

of the City of Calgary, in the Province of Alberta,

(hereinafter referred to as “West”),

- and -

DULAT ZHURGENBAY,

of the City of Calgary, in the Province of Alberta,

(hereinafter referred to as “Zhurgenbay” and together with Guidry, Ellson, Evans and West, the “Management Team”).

WHEREAS the General Partner is the general partner of West Face SPV (Cayman) I L.P. (the “Partnership”), an exempted limited partnership under the Exempted Limited Partnership Law of the Cayman Islands;

AND WHEREAS the Global Master Fund is the sole limited partner of the Partnership;

AND WHEREAS each member of the Management Team is contemporaneously herewith subscribing for a limited partner interest in the Partnership and will become a limited partner of the Partnership pursuant to the terms of a subscription agreement dated the date hereof;

AND WHEREAS the respective interests, rights, powers, authority, duties, responsibilities, liabilities and obligations of the partners of the Partnership in and with respect to the Partnership are set out in the amended and restated limited partnership agreement of the Partnership dated September 4, 2014 (the “Partnership Agreement”) between the General Partner and the Global Master Fund;

AND WHEREAS West Face is the adviser to the Partnership;

AND WHEREAS the parties wish to work together to explore opportunities to replace the directors and management of Gran Tierra Energy Inc. (“Target”) through the accumulation of a voting position in Target prior to its next annual shareholder meeting following the date of this Agreement and if necessary, the conduct of a proxy contest in respect of Target (the “Project”);

AND WHEREAS the parties intend that the accumulation of a voting position in Target and the conduct of a proxy contest in respect of Target shall be carried out through and by the Partnership;

AND WHEREAS the parties wish to set out in this Agreement the terms and conditions upon which the Project will be conducted;

AND WHEREAS the parties wish to amend and supplement the Partnership Agreement as set out in this Agreement to reflect the parties’ agreement in respect of the Project;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

(a)           For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Partnership” has the meaning given in the recitals;

“Partnership Agreement” has the meaning given in the recitals;

“Project” has the meaning given in the recitals;

“Project Success” means a majority of the board of directors of Target is composed of nominees acceptable to West Face and the Management Team, provided that any proposed nominees selected in accordance with Section 2.3 shall be deemed to be acceptable;

“Target” has the meaning given in the recitals; and

“Term Sheet” means the Project Salsa summary of proposed terms and conditions dated March 16, 2015 entered into between the Global Master Fund, Guidry, Ellson and West.

(b)           Each capitalized term used and not defined herein shall have the meaning ascribed to such term in the Partnership Agreement.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section of this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)	unless indicated otherwise, all dollar amounts refer to United States dollars;

(i)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(j)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.

1.3	Entire Agreement

This Agreement amends and supplements the conditions, covenants, agreements, representations, warranties and other provisions set out in the Partnership Agreement. This Agreement and the Partnership Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, including the Term Sheet which shall terminate effective as of the execution of this Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein or therein. In the event of a conflict between the provisions of this Agreement and the Partnership Agreement, the provisions of this Agreement shall prevail.

1.4	Time of Essence

Time shall be of the essence of this Agreement.

1.5	Governing Law

All amendments and supplements to the Partnership Agreement contained in this Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands. All other matters, rights, obligations and liabilities set out in this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

1.6	Severability

In the event that any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, such provision shall be deemed modified to the minimum extent necessary so that such provision, as so modified, shall no longer be held to be invalid or unenforceable. Any such modification, invalidity or unenforceability shall be strictly limited both to such provision and to such jurisdiction, and in each case to no other. Furthermore, in the event of any such modification, invalidity or unenforceability, this Agreement shall be interpreted so as to achieve the intent expressed herein to the greatest extent possible in the jurisdiction in question and otherwise as set forth herein.

ARTICLE 2

THE PROJECT

2.1	Project

(a)           While any member of the Management Team is a Limited Partner, the General Partner, the Global Master Fund and the Management Team acknowledge and agree that the Partnership shall only be used to conduct the Project.

(b)           West Face, in its capacity as adviser to the Partnership, shall direct the conduct of the Project, provided that West Face shall consult with the Management Team throughout the Project. The Partnership shall not acquire in excess of 4.99% (calculated in accordance with applicable United States securities laws) and 9.99% (calculated in accordance with applicable Canadian securities laws) of the voting securities of Target without the prior written consent of Guidry.

(c)           The Project shall be considered to be abandoned upon: (i) the failure to reach Project Success within 30 days after completion of Target’s next annual shareholder meeting following the date of this Agreement, (ii) the Global Master Fund making a Withdrawal from its Capital Account that results in the Global Master Fund’s Proportionate Share being less than 0.9, (iii) the winding up and dissolution of the Partnership or (iv) the consent of the Global Master Fund and the Management Team. Upon the abandonment of the Project, neither West Face nor any member of the Management Team shall be required to take any further actions in connection with the Project, except as specifically set out in this Agreement.

2.2	Capital Contributions

(a)           Contemporaneously with the entering into of this Agreement, the Management Team have made capital contributions to the Partnership of $4,200,000 in aggregate (the “Management Team Contributions”).

(b)           No later than contemporaneously with the entering into of this Agreement, the Global Master Fund shall have made capital contributions of not less than $37,800,000 to the Partnership in connection with the Project (the “Minimum GMF Contribution”). There is no maximum amount that may be contributed by the Global Master Fund to the Partnership.

(c)           The Management Team Contributions and the Minimum GMF Contribution by the Global Master Fund shall be deemed for purposes of the Partnership Agreement and this Agreement to have been made by the Management Team and the Global Master Fund concurrently, with the intention that the Capital Accounts in the Partnership in respect of the Management Team and the Global Master Fund will benefit from the same historical acquisition cost in respect of any assets acquired by the Partnership (including any securities of Target) prior to the date of the Management Team Contributions and the Minimum GMF Contribution.

2.3	Proposed Board Nominees

In connection with the Project, West Face shall select on behalf of the Partnership six nominees and, to the extent determined to be necessary by West Face, three supplemental nominees to act as directors of the Target. In selecting such nominees, West Face shall consult with the Management Team, but shall retain sole discretion over the selection of the nominees; provided that Guidry shall be one of the nominees to act as a director of the Target.

2.4	Representations of the General Partner and West Face

Each of the General Partner and West Face represents and warrants to the Management Team as follows:

(a)	the Partnership is an exempted limited partnership formed and existing under ELP Law;

(b)	other than the acquisition of securities of Target, the Partnership has not carried on any material business prior to the date hereof; and

(c)	other than amounts contributed by the Global Master Fund to acquire securities of Target, securities of Target and the capital contributions to the Partnership described in Section 2.2 on the date hereof, the Partnership has no, and has not since its formation had any, material assets or liabilities.

2.5	Costs and Expenses

(a)           Notwithstanding anything to the contrary in Section 6.1 of the Partnership Agreement, all costs and expenses incurred by West Face and the Partnership in connection with the Project, including administration costs, brokerage costs, legal fees, fees of proxy solicitors and other advisors, shall be paid by the Partnership and charged to the Capital Account of each Limited Partner pro rata based on each Limited Partner’s Proportionate Share.

(b)           The General Partner, in its capacity as general partner of the Partnership, shall cause the Partnership to reimburse the Management Team for all reasonable, out-of-pocket and properly documented costs and expenses incurred by the Management Team in connection with the negotiation, preparation, execution and performance of the Term Sheet, the Partnership Agreement, this Agreement, the subscription agreements entered into by the members of the Management Team to subscribe for Interests and the agreements and the transactions contemplated therein and herein, including the reasonable fees and expenses of legal counsel.

ARTICLE 3

PARTNERSHIP AGREEMENT

3.1	Purposes

Notwithstanding Section 1.2 of the Partnership Agreement and any other provision of the Partnership Agreement, for so long as the Management Team are Limited Partners, the Partnership shall not, without the unanimous consent of the Limited Partners, undertake any activities unrelated to the Project or own any assets other than securities of Target, related derivatives and treasury management assets (including currency hedges and short term cash management products).

3.2	Management Team Fees

Notwithstanding the terms of the Advisory Agreement and the Partnership Agreement, except for a fee of Cdn.$2,000 per month payable by the Partnership to West Face, no Management Fee, performance fee or other similar fee shall be payable directly or indirectly by the Management Team to West Face in connection with the services provided by West Face to the Partnership.

3.3	Withdrawal and Distribution

(a)	Notwithstanding Section 4.1 of the Partnership Agreement:

(i)	The Global Master Fund may make one or more Withdrawals from its Capital Account in accordance with the Partnership Agreement upon ten days’ prior written notice to the General Partner, the other Limited Partners and West Face;

(ii)	Upon the Project being abandoned in accordance with Section 2.1(c)(i), (ii) or (iv), any member of the Management Team may make a Withdrawal of all of the balance in its Capital Account in accordance with the Partnership Agreement upon ten days’ prior written notice to the General Partner, the other Limited Partners and West Face; and

(iii)	Upon the Project being abandoned in accordance with Section 2.1(c)(ii), any member of the Management Team may make a Withdrawal of all of the balance in its Capital Account in accordance with the Partnership Agreement at the same time as the Global Master Fund makes the Withdrawal described in Section 2.1(c)(ii); provided that such member of the Management Team provides written notice of such Withdrawal to the General Partner, the other Limited Partners and West Face at least five days’ prior to the date specified by the Global Master Fund as the date for the making of its Withdrawal.

(b)           Notwithstanding the definition of “Distribution” in the Partnership Agreement and Section 4.2 of the Partnership Agreement, all Distributions (excluding, for certainty, any Withdrawals) shall be made to the Limited Partners on a pro rata basis in accordance with their respective Proportionate Share.

(c)           Notwithstanding Sections 4.3 and 5.2(b) of the Partnership Agreement, all Withdrawals, Distributions and payments to the Limited Partners on liquidation shall be paid in kind, provided that West Face, in its capacity as adviser to the Partnership, may elect, in its sole discretion, for a Withdrawal, Distribution or payment on liquidation to instead be paid in cash. All assets paid in kind shall be valued in accordance with Section 3.5(c) of the Partnership Agreement.

3.4	Winding Up

The General Partner shall only exercise its right under Section 5.1(b) of the Partnership Agreement to commence the winding up of the Partnership upon 10 days’ prior written notice to the Limited Partners.

3.5	Replacement of General Partner

(a)           The Limited Partners shall only exercise the right under Section 2.7(c)(i) of the Partnership Agreement to remove the general partner of the Partnership upon 120 days’ prior written notice to the general partner of the Partnership.

(b)           At such time as the only partners of the Partnership are the General Partner and the Management Team, the Management Team shall cause the General Partner to be replaced as the general partner of the Partnership with a new general partner selected by the Management Team in accordance with Section 2.7 of the Partnership Agreement and the requirements of the ELP Law.

3.6	Transfer Restrictions

(a)           A Limited Partner shall not sell, assign, transfer, pledge, mortgage or otherwise dispose of all or any part of its Interest without the prior written consent of the General Partner, which consent may be withheld in its sole discretion.

(b)           Except with the prior consent of the Management Team, for so long as any member of the Management Team is a Limited Partner:

(i)	no Person other than the General Partner or an Affiliate of West Face may serve as the general partner of the Partnership; and

(ii)	no Person other than West Face or an Affiliate thereof may serve as Adviser to the Partnership.

3.7	Reporting

West Face shall provide the following reports to the Management Team:

(a)	on the date following the date hereof and on each Wednesday thereafter, a report setting out (i) the number of securities of Target acquired or disposed of during the prior week and (ii) the average cost and market value of the securities of Target owned by the Partnership as of the close of business on the last Business Day of the prior week;

(b)	within fifteen days of the end of each month, a report of the costs and expenses incurred by the Partnership on an accrual basis during the preceding month; and

(c)	with ninety days of the end of the Fiscal Year of the Partnership, unaudited financial statements of the Partnership and such tax reporting information reasonably required by the Management Team in connection with the Partnership.

3.8	Majority in Interest

All references in the Partnership Agreement to “a majority in number of the Limited Partners” or “a majority of the Limited Partners” other than in Section 2.7(c)(i) of the Partnership Agreement are hereby deleted and replaced with “a majority in interest of the Limited Partners”.

ARTICLE 4

PROJECT RESTRICTIONS

4.1	Representations of the Management Team

Each member of the Management Team represents and warrants to the General Partner, West Face and the Global Master Fund as follows:

(a)	other than securities of Target owned by the Partnership, he does not own, directly or indirectly in any manner, any securities of Target or its subsidiaries, including any synthetic positions in securities of Target or its subsidiaries;

(b)	he is not an employee, officer or director of or consultant to Target or its subsidiaries and has not held any such position within the past two years; and

(c)	he is not aware of any conflicts of interest that exist in respect of his subscription for an interest in the Partnership and his participation in the Project.

4.2	Representations of the General Partner, West Face and the Global Master Fund

Each of the General Partner, West Face and the Global Master Fund represents and warrants to the Management Team as follows:

(a)	other than securities of Target owned by the Partnership, it does not own, directly or indirectly in any manner, any securities of Target or its subsidiaries, including any synthetic positions in securities of Target or its subsidiaries; and

(b)	it is not aware of any conflicts of interest that exist in respect of its participation in the Project.

4.3	Prohibition on Acquisition of Target Securities

Notwithstanding Sections 2.3 and 2.4 of the Partnership Agreement, the Management Team, West Face, the Global Master Fund and each of their Affiliates shall not, directly or indirectly:

(a)	alone or in concert with others, acquire or agree to acquire or make any proposal or offer to acquire, directly or indirectly in any manner, any securities of the Target or any of its subsidiaries or any material portion of the assets of any of them, including any synthetic positions in securities of Target or its subsidiaries;

(b)	assist, advise or encourage any other person to engage in any of the activities described in Section 4.3(a);

(c)	solicit proxies from the security holders of Target or form, join or participate in a group to so solicit; or

(d)	act alone or in concert with others, directly or indirectly, to seek to control or influence the management or directors or policies of Target;

provided that the restrictions in this Section 4.3 shall not apply to any actions taken by or proposed to be taken by (i) the Partnership in connection with the Project, (ii) the General Partner in its capacity as general partner of the Partnership and in connection with the Project, (iii) West Face in its capacity as adviser to the Partnership and in connection with the Project, or (iv) the Management Team pursuant to this Agreement.

4.4	Confidentiality

(a)           Subject to Sections 4.4(b), 4.4(c) and 4.5, none of the parties shall, and shall cause their Affiliates not to, without the prior written consent of the other parties hereto, disclose to any other person:

(i)	the existence and contents of the Partnership Agreement and this Agreement;

(ii)	the existence of the Project;

(iii)	the discussions between the parties with respect to the Project;

(iv)	the number of securities of Target owned by the Partnership; or

(v)	any other information in connection with the Project.

(b)           The confidentiality obligation set out in Section 4.4(a) shall not prohibit the General Partner, West Face, the Partnership or their Affiliates from making any disclosure required in order to implement the Project.

(c)           The confidentiality obligation set out in Section 4.4(a) shall not prohibit any party from making any disclosure (i) to its Affiliates or its or its Affiliates’ employees, officers, directors or legal, financial or other advisers, (ii) to any other party to this Agreement, or (iii) required by applicable law or by any order, decree or directive of any competent judicial, legislative or regulatory body or authority or by the rules of a relevant stock exchange.

4.5	Communications

Other than with the consent of West Face or in accordance with agreed communication protocols, the Management Team shall not communicate with any third party concerning the Target or its subsidiaries or the Project.

4.6	Term of Project Restrictions

(a)           The covenants and obligations set out in Sections 4.3 to 4.5 shall cease to apply to a member of the Management Team and its Affiliates upon (i) the Project being abandoned in accordance with Section 2.1(c), and (ii) such person completing a declaration acceptable to West Face and the General Partner that such person is no longer acting together with the Management Team, West Face, the General Partner and the Partnership under United States and Canadian securities laws in order to implement the Project.

(b)           The covenants and obligations set out in Sections 4.3 and 4.4 shall cease to apply to the General Partner, West Face, the Global Master Fund and each of their Affiliates upon (i) the Project being abandoned in accordance with Section 2.1(c), and (ii) the General Partner, West Face and the Global Master Fund delivering a declaration to the Management Team that they are no longer acting together with the Management Team under United States and Canadian securities laws in order to implement the Project.

4.7	Compliance with Law

(a)           West Face and the General Partner shall ensure that all activities of the Partnership are taken in compliance with applicable law.

(b)           Each member of the Management Team shall ensure that all of his activities are taken in compliance with applicable law.

4.8	Material Non-Public Information

Each member of the Management Team, West Face and the General Partner acknowledges that he or it is aware that applicable securities laws impose a general prohibition upon any person who has material, non-public information regarding Target from purchasing or selling securities of Target or from communicating such information to any other person other than in the necessary course of business. Each member of the Management Team, West Face and the General Partner understands that the success of the Project requires that the Partnership not be restricted from purchasing and/or selling securities of Target and will accordingly take the necessary steps to avoid acquiring material, non-public information regarding Target.

ARTICLE 5

MISCELLANEOUS

5.1	Management Team Representative

(a)           Each member of the Management Team appoints Guidry as such person’s attorney, with full power of substitution, in the name and on behalf of such person, to execute, deliver and do all such acts, deeds, documents, transfers, demands, conveyances, assignments, contracts, assurances, consents and things in connection with such person being a Limited Partner and such person’s Interest. Each member of the Management Team shall be bound by any action made or taken by the Guidry pursuant to the power of attorney in this Section 5.1 and waives any and all defences that may be available to contest, negate or disaffirm any action of the Guidry taken in good faith under such power of attorney. This power of attorney shall be irrevocable and is a power coupled with an interest and shall bind the member of the Management Team, his heirs, executors, administrators and other legal representatives and the successors and assigns of such person, notwithstanding the death, incapacity, dissolution, termination or bankruptcy of such person.

(b)           A member of the Management Team may not make a Withdrawal of any of the balance in its Capital Account in accordance with this Agreement and the Partnership Agreement without the consent of Guidry.

(c)           Any notice or communication delivered in connection with the Partnership Agreement or this Agreement shall be deemed to have been delivered to each member of the Management Team if such notice has been delivered to Guidry.

5.2	Notices

(a)           Any notice or other communication required or permitted to be given under the Partnership Agreement or hereunder shall be in writing and shall be delivered in person, transmitted by e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	if to the General Partner or the Global Master Fund:

West Face SPV (Cayman) General Partners Inc. or

West Face Long Term Opportunities Global Master L.P.

CO Services Cayman Limited

P.O. Box 1008

Willow House, Cricket Square

Grand Cayman KY1-1001

Attention:             General Partner

Email:                     wlegal@westfacecapital.com

with a copy to:

West Face Capital Inc.

2 Bloor Street East

Suite 3000

Toronto, Ontario M4W 1A8

Attention:             Legal Group

Email:                     wlegal@westfacecapital.com

(ii)	if to West Face:

West Face Capital Inc.

2 Bloor Street East

Suite 3000

Toronto, Ontario M4W 1A8

Attention:             Legal Group

Email:                     wlegal@westfacecapital.com

(iii)	if to the Management Team:

#1101, 321 - 6th Avenue SW

Calgary, AB T2P 3H3

Canada

Attention:             Gary Guidry

Email:                     gguidry@onzaenergy.com

(b)           Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)           Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 5.2.

5.3	Amendments and Waivers

(a)           No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

(b)           Notwithstanding Sections 8.4 and 8.7 of the Partnership Agreement, amendments to the Partnership Agreement shall require the consent of all Limited Partners, except that the General Partner, without obtaining the consent of any Limited Partner, may amend the Partnership Agreement for any of the following purposes: (i) in order to correct ambiguities, defects, inconsistencies and typographical errors; (ii) in any respect that does not adversely affect the rights of any Limited Partner; (iii) to reflect any changes in applicable Law; and (iv) in whatever manner the General Partner may reasonably determine to be necessary or advisable in order for the Partnership Agreement, this Agreement and the Partnership to comply with Law.

5.4	Assignment

No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except (i) that this Agreement will be binding upon, and enure to the benefit of, any transferee of a Partner’s Interest and (ii) West Face may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the other parties, to an Affiliate.

5.5	Termination

This Agreement and the obligations of all of the parties hereto shall terminate thirty days following the earlier of (i) the date that the last member of the Management Team ceases to be a Limited Partner and (ii) the date that the Global Master Fund ceases to be a Limited Partner, provided that in either case Section 3.5(b) and Article 4 shall survive the termination of this Agreement in accordance with their terms. Notwithstanding any other provision of this Agreement, Article 4 (subject in all cases to the term of the Project Restrictions set forth in Section 4.6) shall terminate no later than twelve months following the date the Project is abandoned in accordance with Section 2.1(c).

5.6	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

5.7	Expenses

Except as otherwise provided in this Agreement or the Partnership Agreement, each party will pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of the Term Sheet, the Partnership Agreement, this Agreement, the subscription agreements entered into by the members of the Management Team to subscribe for Interests and the agreements and the transactions contemplated therein and herein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

5.8	Further Assurances

Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of the other, do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

5.9	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF this Agreement has been executed by the parties as a deed on the date first above written.

WEST FACE SPV (CAYMAN) GENERAL PARTNERS INC.

by	/s/ Philip Cater
Name: Philip Cater, C.A. (NZ)
Title: Director

WEST FACE LONG TERM OPPORTUNITIES GLOBAL MASTER L.P., by its adviser, WEST FACE CAPITAL INC.

by	/s/ John R. Maynard
Name: John R. Maynard
Title: Chief Operating Officer

WEST FACE CAPITAL INC.

by	/s/ John R. Maynard
Name: John R. Maynard
Title: Chief Operating Officer

/s/ Lawrence West	/s/ Gary Guidry
Witness	Gary Guidry

/s/ Michelle Ellson	/s/ Ryan Ellson
Witness	Ryan Ellson

/s/ Gary Guidry	/s/ James Evans
Witness	James Evans

/s/ Gary Guidry	/s/ Lawrence West
Witness	Lawrence West

/s/ James Evans	/s/ Dulat Zhurgenbay
Witness	Dulat Zhurgenbay

Exhibit F

WEST FACE SPV (CAYMAN) I L.P.

SUBSCRIPTION AGREEMENT

LIMITED PARTNERSHIP INTERESTS

West Face SPV (Cayman) General Partners Inc.

General Partner

CO Services Cayman Limited

P.O. Box 10008

Willow House, Cricket Square

Grand Cayman KY1-1001

Cayman Islands

West Face Capital Inc.

Adviser

2 Bloor Street East

Suite 3000

Toronto, Ontario M4W 1A8

(647) 724-8900

FOR THE USE OF CANADIAN INDIVIDUALS ONLY

West Face SPV (Cayman) I L.P.	Subscription Agreement

WEST FACE SPV (CAYMAN) I L.P.

SUBSCRIPTION INSTRUCTIONS

          West Face SPV (Cayman) I L.P. (the “Partnership”), of which West Face SPV (Cayman) General Partners Inc. (the “General Partner”) is the general partner, is a speculative investment. The Partnership will invest only in securities of, and related to Gran Tierra Energy Inc. West Face Capital Inc. is the adviser (the “Adviser”) of the Partnership. All investors must have a high level of financial sophistication and be able to evaluate the merits and risks of a specialized, non-traditional, investment vehicle such as the Partnership, including the risk of losing one’s entire investment.

          The speculative nature of an investment in the Partnership makes it appropriate only for a limited portion of the risk segment of a portfolio.

          This Subscription Agreement is not accepted by the Partnership until the General Partner has executed a counterpart of the Execution Pages of this Subscription Agreement on behalf of the Partnership and returned them to the Subscriber.

          Subscriptions must be made in United States dollars by wire to the Partnership or other evidence of payment (as the General Partner and the Adviser may otherwise permit or require).

          If you have any questions concerning how to complete this Subscription Agreement, please contact a representative of the Adviser at (647) 724-8900.

          The Subscription Agreement will be kept strictly confidential and will not be reviewed by any party other than the General Partner, the Adviser and their counsel.

WEST FACE SPV (CAYMAN) GENERAL PARTNERS INC.

General Partner

CO Services Cayman Limited

P.O. Box 10008

Willow House, Cricket Square

Grand Cayman KY1-1001

Cayman Islands

West Face SPV (Cayman) I L.P.	Subscription Agreement

SUBSCRIPTION AGREEMENT

WEST FACE SPV (CAYMAN) I L.P.

LIMITED PARTNERSHIP INTERESTS

TO:

West Face SPV (Cayman) General Partners Inc. (the “General Partner”)

CO Services Cayman Limited

P.O. Box 10008

Willow House, Cricket Square

Grand Cayman KY1-1001

Cayman Islands

and

West Face Capital Inc. (the “Adviser”)

2 Bloor Street East, Suite 3000

Toronto, Ontario M4W 1A8

Attn:            Investor Services

Phone:         647-724-8900

Fax:             647-724-8910

Email:          investors@westfacecapital.com

The undersigned (the “Subscriber”) irrevocably subscribes, in the amount set forth on the Execution Pages hereof, for a limited partnership interest (“Interest”) in West Face SPV (Cayman) I L.P. (the “Partnership”). By submitting this Subscription Agreement, the Subscriber acknowledges having received and read the Limited Partnership Agreement (as defined herein) and that the General Partner and the Adviser are relying on the representations and warranties set out below.

Subscribers purchasing Interests directly from the Partnership and through the Adviser must complete Schedules A and B hereto. Subscribers who are “permitted clients” must complete Schedule C hereto. Subscribers who have committed any of the acts listed in Schedule D hereto must complete such Schedule D. All Subscribers must complete the Deed of Adherence attached as Schedule G hereto.

General

Terms denoted herein with initial capital letters and not otherwise defined have the meanings given in the Amended and Restated Limited Partnership Agreement of the Partnership dated September 4, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Limited Partnership Agreement”), unless the context otherwise requires. Concurrently with the acceptance of this Subscription Agreement, and as a condition to its acceptance, the Subscriber, the General Partner, the Adviser and the other limited partners of the Partnership shall enter into an amending agreement to the Limited Partnership Agreement (the “Amendment”), the form of which has been provided to the Subscriber. The Limited Partnership Agreement, the Amendment and this Subscription Agreement are collectively referred to as the “Offering Documents”.

In full payment of the aggregate subscription price of the Interest, the Subscriber shall tender a cheque or bank draft made payable to the Partnership or other evidence of payment (as the General Partner and the Adviser may otherwise permit or require) for the amount set forth below. No Interests shall be issued to the Subscriber until the Partnership has received the subscription proceeds, this Subscription Agreement, the Amendment and all related documents fully and accurately completed to the satisfaction of the Partnership, the General Partner and the Adviser.

The Subscriber acknowledges that participation in the Partnership is subject to the acceptance of this Subscription Agreement by the General Partner and to certain other conditions set forth in the Limited Partnership Agreement. The Subscriber agrees that this Subscription Agreement is given for valuable consideration and shall not be withdrawn or revoked by the Subscriber. The acceptance of this Subscription Agreement shall be effective upon written acceptance by the General Partner and the deposit of the Subscriber’s payment into any of the Partnership’s accounts. The Subscriber shall become a party to the Limited Partnership Agreement upon acceptance of this Subscription Agreement and completion of the Deed of Adherence attached as Schedule G hereto.

West Face SPV (Cayman) I L.P.	Subscription Agreement

General Representations, Warranties, Acknowledgements and Covenants

The Subscriber represents, certifies, acknowledges and covenants to and in favour of the Partnership, the General Partner and the Adviser as follows:

(1)	the Subscriber has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of the investment in the Partnership and is able to bear the economic risk of loss of such investment;

(2)	if the Subscriber qualifies as a “permitted client” of the Adviser, in its capacity as an exempt market dealer (as defined under applicable securities laws), by satisfying at least one of the indicated criterion as set out in Schedule C to this Subscription Agreement, the Subscriber has completed Schedule C of this Subscription Agreement and represents to the Adviser, in its capacity as an exempt market dealer, that it is a “permitted client”, then the Subscriber:

(A)	acknowledges that it is not relying on the Adviser, in its capacity as an exempt market dealer, to ensure that an investment in the Partnership by the Subscriber is suitable for the Subscriber and that, based on the information in the Offering Documents and based on the advice of the Subscriber’s own advisers, the Subscriber has made that determination;

(B)	waives the regulatory requirement that the Adviser, as an exempt market dealer, take reasonable steps to ensure that the investment in the Partnership is suitable for the Subscriber or to inform the Subscriber of its opinion that any such investment is not suitable for the Subscriber; and

(C)	if the Subscriber is not an individual, waives the requirement under applicable securities regulation that the Adviser, as an exempt market dealer, provide the Subscriber with specified information about the relationship between the Adviser in that capacity and the Subscriber.

(3)	the Subscriber confirms that it is not a citizen of, or resident in, the Cayman Islands;

(4)	the Subscriber has attained the age of majority and has the legal capacity and competence to execute this Subscription Agreement and to take all actions required pursuant hereto;

(5)	this Subscription Agreement, when accepted, will constitute a legal, valid, binding and enforceable contract of the Subscriber, enforceable against the Subscriber in accordance with its terms;

(6)	the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in the violation of any terms or provisions of any law applicable to the Subscriber or of any agreement, written or oral, to which the Subscriber may be a party or by which it is or may be bound;

(7)	the Subscriber is a resident of, or is otherwise subject to the securities laws of, the jurisdiction set out under “Name and Address of Subscriber” below and is not purchasing the Interests for the account or benefit of any person in any jurisdiction other than such jurisdiction;

(8)	the Subscriber is aware that there are securities and tax laws applicable to the holding and disposition of the Interests and has been given the opportunity to seek advice in respect of such laws and is not relying solely upon information from the Partnership, the General Partner, the Adviser or, where applicable, their respective officers, directors, employees or agents;

(9)	the Subscriber acknowledges that no prospectus has been filed with any securities commission or other regulatory body in connection with the offering of the Interests, such offering is exempted from the prospectus requirements of applicable securities legislation, and

(a)	the Subscriber is restricted from using the civil remedies available,

(b)	the Subscriber may not receive information that would otherwise be required to be provided, and

(c)	the Partnership is relieved from certain obligations that would otherwise apply, under certain applicable securities legislation which would otherwise be available if the Interests were offered pursuant to a prospectus;

West Face SPV (Cayman) I L.P.	Subscription Agreement

(10)	the Subscriber is aware of the characteristics of the Interests, of the nature and extent of personal liability and of the risks associated with an investment in the Interests;

(11)	the Subscriber understands that (i) there is no right to demand any distribution from the Partnership, other than as described in the Limited Partnership Agreement, (ii) it is not anticipated that there will be any public market for the Interests and (iii) it may not be possible to sell or dispose of Interests;

(12)	the Subscriber shall not knowingly transfer its Interests in whole or in part to a person without the approval of the General Partner and will do so only in accordance with the Limited Partnership Agreement and applicable securities laws;

(13)	the Subscriber will execute and deliver all documentation as may be required by applicable securities legislation or by the Partnership, as the case may be, to permit the purchase of the Interests on the terms herein set forth and the Subscriber will deliver such releases or any other documents for income tax purposes, if any, as from time to time may be required by the General Partner;

(14)	neither the Subscriber, nor the Subscriber’s mother or father, child, spouse or common-law partner, spouse’s or common-law partner’s mother or father or brother, sister, half-brother or half-sister, is a politically exposed foreign person. A “politically exposed foreign person” is an individual who holds or has ever held one of the following offices or positions in or on behalf of a foreign country: (i) a head of state or government; (ii) a member of the executive council of government or member of a legislature; (iii) a deputy minister (or equivalent); (iv) an ambassador or an ambassador’s attaché or counsellor; (v) a military general (or higher rank); (vi) a president of a state owned company or bank; (vii) a head of a government agency; (viii) a judge; or (ix) a leader of a political party in a legislature. The Subscriber will immediately notify the General Partner if the status of any such person in this regard changes;

(15)	the Subscriber will (i) provide any form, certification or other information reasonably requested by and acceptable to the Partnership that is necessary for the Partnership (A) to prevent or qualify for a reduced rate of withholding or backup withholding in any jurisdiction from or through which the Partnership receives payments or (B) to satisfy reporting or other obligations under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and U.S. treasury regulations, (ii) update or replace such form, certification or other information in accordance with its terms or subsequent amendments or as requested by the Partnership, and (iii) otherwise comply with any reporting obligations imposed in any jurisdiction, including reporting obligations that may be imposed by future legislation; and

(16)	the representations, warranties, covenants and acknowledgments of the Subscriber contained in this agreement shall survive the completion of the purchase and sale of the Interests and the Subscriber undertakes to notify immediately the General Partner at the address set forth above of any change in any representation, warranty or other information relating to the Subscriber set forth in this Subscription Agreement.

Power of Attorney

In consideration of the General Partner accepting this Subscription Agreement and conditional thereon:

(1)	the Subscriber nominates, constitutes and appoints the General Partner, with full power of substitution, as its agent and true and lawful attorney for property and agent to act on its behalf, with full power and authority in its name, place and stead to:

(a)	execute, swear to, ratify, confirm, acknowledge, deliver, file and record in the appropriate public offices in any jurisdictions where the General Partner considers it appropriate any and all of:

(i)	the Limited Partnership Agreement, and any amendment, change or modification thereto from time to time made in accordance with its terms, and all declarations and other instruments or documents necessary or required to continue and keep in good standing the Partnership as a limited partnership in the Cayman Islands and elsewhere;

West Face SPV (Cayman) I L.P.	Subscription Agreement

(ii)	all documents on behalf of the Subscriber and in the Subscriber’s name as may be necessary to give effect to the sale or assignment of Interests or to give effect to the admission of additional or substituted Limited Partners or a transferee of Interests as a new Limited Partner of the Partnership as required by and/or subject to the terms and restrictions of the Limited Partnership Agreement;

(iii)	all conveyances and other instruments or documents required in connection with the dissolution and liquidation of the Partnership subject to the terms and restrictions of the Limited Partnership Agreement;

(iv)	all other instruments and documents on the Subscriber’s behalf and in the Subscriber’s name or in the name of the Partnership as may be deemed necessary by the General Partner to carry out fully the Limited Partnership Agreement in accordance with its terms; and

(b)	make all elections, determinations, designations, declarations of status or beneficial ownership, claims, information returns, forms, or similar documents or instruments under taxation or other legislation or laws of like import in Canada, the United States of America, the Cayman Islands or any other foreign jurisdiction, in respect of the affairs of the Partnership or of the Subscriber’s interest in the Partnership, for and including any and all taxation years in which the Subscriber is or is deemed to be a Limited Partner; and

(2)	the Subscriber acknowledges that the ability of the General Partner to carry out its duties and discharge its obligations to the Partnership is dependent on the validity and survival of this power of attorney.

The power of attorney granted is a power coupled with an interest and is irrevocable; it shall survive the assignment by the Subscriber of the whole or any part of the interest of the Subscriber in the Partnership, extends to the heirs, executors, administrators, successors, assigns and other legal representatives of the Subscriber, shall survive the death or disability of the Subscriber and may be exercised by the General Partner on behalf of the Subscriber in executing such instrument with a single signature as attorney and agent for all of them. The Subscriber agrees to be bound by any representation or action made or taken by the General Partner pursuant to such power of attorney and, if requested, agrees to ratify any such representation or action, including the execution of any documents necessary to effect such ratification. The Subscriber waives any and all defences which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under such power of attorney. In the event that a court of competent jurisdiction (or an arbitrator in circumstances where the General Partner has agreed to be bound by such arbitrator’s decision) determines that this power of attorney has been terminated, been duly revoked or has become invalid, any exercise of the power by the General Partner following such termination, revocation or invalidity shall be valid and binding as between the Subscriber or the estate of the Subscriber and any person, including the General Partner, who acted in good faith and without knowledge of the termination, revocation or invalidity.

The Subscriber releases the General Partner from all liability of any kind that may arise in consequence of any act or omission of the General Partner, so long as the General Partner exercises its authority under this power of attorney in good faith. The Subscriber indemnifies the General Partner with respect to all liabilities that may arise hereunder in consequence of any act or omission of the General Partner in the exercise of its authority hereunder, unless the General Partner is found by a court of competent jurisdiction to have acted without good faith in exercising its authority hereunder, and such indemnification shall remain effective for any entity that ceases to be General Partner in respect of any such act or omission that occurred while such entity was General Partner.

This power of attorney becomes effective on the date of acceptance of the Subscription Agreement and shall continue in respect of the General Partner so long as it is the general partner of the Partnership, and shall terminate thereafter, but shall continue in respect of a new general partner as if the new general partner were the original attorney. This power of attorney is in addition to and does not override or terminate any other power of attorney previously granted by the Subscriber; however in the event of a conflict between the terms of the power of attorney contained herein, and the provisions relating to a power of attorney contained in the Limited Partnership Agreement or in any previous Subscription Agreement for Interests in the Partnership by the Subscriber, the terms of this power of attorney shall prevail. This power of attorney shall survive the granting of any subsequent power of attorney by the Subscriber. The Subscriber agrees to take any action reasonably required by the General Partner to ratify any decision made or step taken by the General Partner pursuant to this power of attorney.

West Face SPV (Cayman) I L.P.	Subscription Agreement

Cayman Island Anti-Money Laundering Regulations

As an inducement to the Partnership to accept this Subscription Agreement, the Subscriber hereby represents and warrants to, and agrees with the Adviser, the General Partner and the Partnership as follows:

(a)	All evidence of identity provided by the Subscriber to the Adviser, the General Partner or the Partnership is genuine, and all related information furnished by the Subscriber to the Adviser, the General Partner or the Partnership is accurate. As part of the Partnership’s responsibility for preventing an investment in the Partnership from being used as a means of money laundering, the Partnership may require a detailed verification of the identity of the Subscriber (as well as the Subscriber’s direct or indirect beneficial owners, if any).

(b)	The Subscriber agrees to provide any information deemed necessary from time to time by the Adviser, the General Partner or the Partnership to comply with applicable anti-money laundering laws, the Adviser’s, the General Partner’s or the Partnership’s anti-money laundering program and related responsibilities.

(c)	Unless otherwise stated herein, the Subscriber is not acting as agent, representative, intermediary/nominee or in any similar capacity for any other Person.

(d)	The Subscriber represents, warrants and covenants that none of the Subscriber, any Person controlling, controlled by, or under common control with, the Subscriber, or any Person having a beneficial interest in the Subscriber or that shall have a beneficial interest in the Subscriber’s investment in the Partnership, is a Prohibited Investor[1], and that the Subscriber is not investing and shall not invest in the Partnership on behalf of or for the benefit of any Prohibited Investor. The Subscriber agrees promptly to notify the Adviser or the Person appointed by the General Partner to administer the Partnership’s anti-money laundering program, if applicable, of any change in the information affecting this representation, warranty and covenant.

(e)	The Subscriber represents and warrants that the Interests are to be purchased with funds that are from legitimate sources in connection with its regular business activities and which do not constitute the proceeds of criminal conduct or criminal property within the meaning given in the Proceeds of Crime Law (as revised) of the Cayman Islands.

(f)	The Subscriber acknowledges that if any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (as revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Law (as revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

(g)	The Subscriber acknowledges that if following the Subscriber becoming a Limited Partner, the Partnership believes that the Subscriber is a Prohibited Investor, has otherwise breached any of the Subscriber’s representations, warranties or covenants set forth herein, furnished incorrect information to the Partnership, or otherwise caused the Partnership, the Adviser or the General Partner concerns related to the anti-money laundering program and related responsibilities of the Adviser, the General Partner or the Partnership, the Partnership may freeze the Subscriber’s investment, which the Partnership may do by declining any additional Subscriptions, declining any request for Withdrawal submitted by the Subscriber, segregating the assets attributable to the Subscriber’s Interests and/or taking such other action as the Partnership considers necessary or advisable in order to comply with Law, including requiring the Withdrawal of all or a portion of the Subscriber’s Interests.

1      “Prohibited Investors” include: (1) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control, any SEC-maintained blocked persons list or other lists as required by Law, the General Partner, the Adviser or the Partnership, (2) any Foreign Shell Bank (as defined below) and (3) any Person resident in or whose subscription funds are transferred from or through an account in a jurisdiction that is designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member, and with which designation the U.S. representative to the group or organization continues to concur.  See http://www.fatf-gafi.org for FATF’s list of Non-Cooperative Jurisdictions and Territories.

West Face SPV (Cayman) I L.P.	Subscription Agreement

(h)	The Subscriber is not a Senior Foreign Political Figure[2], a member of a Senior Foreign Political Figure’s Immediate Family[3] or a Close Associate[4] of a Senior Foreign Political Figure.

(i)	The Subscriber is not resident in a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 or 312 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 as warranting special measures due to money laundering concerns.[5]

(j)	The Subscriber’s payment for its Subscription does not originate from, nor shall it be routed through, an account maintained at a Foreign Shell Bank,[6] an “offshore bank” or a bank organized or chartered under the laws of a jurisdiction that is designated as non-cooperative with international anti-money laundering principles.

(k)	The Subscriber acknowledges and agrees that any Withdrawal Proceeds (as well as any other Distributions) paid to the Subscriber shall only be paid to the same account from which the Subscriber’s investment in the Partnership was originally remitted, unless the Partnership otherwise agrees.

(l)	The Subscriber acknowledges and agrees that the Adviser or the Partnership may release confidential information concerning the Subscriber and, if applicable, any Person with a direct or indirect beneficial interest in the Subscriber’s Interests or in the Subscriber itself, to regulatory or law enforcement authorities, if the Adviser, the General Partner or the Partnership determines that it is required or advisable to do so in order to ensure compliance with Law.

(m)	The Subscriber, by executing the Execution Pages of this Subscription Agreement, represents and warrants that the Subscriber’s Subscription funds were derived from legal sources. As part of the Partnership’s responsibility for protection against money laundering, the Partnership may require a detailed verification of the identity of the Subscriber.

(n)	In addition to the other provisions of this Subscription Agreement, the Adviser, the General Partner and the Partnership each reserves the right to request such information as the Adviser, the General Partner or the Partnership, as the case may be, may deem necessary or advisable to verify the identity of the Subscriber (or the Subscriber’s direct or indirect beneficial owners).

2      “Senior Foreign Political Figure” means a senior political official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation.  In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

3      “Immediate Family,” with respect to a Senior Foreign Political Figure, typically includes such Senior Foreign Political Figure’s parents, siblings, spouse, children and in-laws.

4      “Close Associate” means, with respect to a Senior Foreign Political Figure, a person who is widely and publicly known internationally to maintain an unusually close relationship with such Senior Foreign Political Figure, and includes a Person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of such Senior Foreign Political Figure.

5      The Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) issues advisories regarding countries of primary money laundering concern.  FinCEN’s advisories are posted at http://www.fincen.gov/reg_section311.html.

6      “Foreign Shell Bank” means a Foreign Bank without a Physical Presence (each as defined below) in any country, but does not include a Regulated Affiliate (as defined below).

        “Foreign Bank” means an organization that:  (i) is organized under the laws of a country outside the U.S.; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a non-U.S. bank.

        “Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank:  (i) employs one or more individuals on a full-time basis; (ii) maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

        “Regulated Affiliate” means a Foreign Shell Bank that:  (i) is an affiliate of a depository institution, credit union or Foreign Bank that maintains a Physical Presence in the United States or a non-U.S. country, as applicable; and (ii) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union or Foreign Bank.

West Face SPV (Cayman) I L.P.	Subscription Agreement

(o)	The Subscriber agrees that it shall have no claim against the Partnership, the General Partner, the Adviser or any other West Face Party for any form of damages as a result of the Partnership, the General Partner, the Adviser or any other West Face Party taking any of the actions referred to in this section.

THE SUBSCRIBER AGREES TO PROMPTLY NOTIFY THE ADVISER, THE GENERAL PARTNER AND THE PARTNERSHIP IF ANY OF THE FOREGOING REPRESENTATIONS OR WARRANTIES IS NO LONGER ACCURATE OR IF THE SUBSCRIBER IS NOT COMPLYING WITH ANY OF THE FOREGOING COVENANTS, IN EACH CASE IN ALL MATERIAL RESPECTS.

Canadian Anti-Money Laundering and Anti-Terrorism Financing Legislation

In order to comply with Canadian legislation aimed at the prevention of money laundering and terrorism financing (“AML Laws”), the General Partner and the Adviser may require additional information concerning investors from time to time and the Subscriber agrees to provide all such information.

In accordance with the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the Subscriber must attach a void cheque from a financial entity for the account in the name of the individual. For these purposes, a financial entity means a bank, credit union, caisse populaire, a trust and loan company or an agent of the Crown that accepts deposit liabilities. The General Partner, in its sole discretion, may waive such requirements where it has reasonable grounds to believe that applicable anti-money laundering laws and regulations have been complied with in respect of such subscription.

The Subscriber acknowledges that if, as a result of any information or other matter which comes to the General Partner’s or the Adviser’s attention, any director, officer or employee of the General Partner or of the Adviser, or their respective professional advisers, knows or suspects that an investor is engaged in money laundering or the financing of terrorism, such person is required to report such information or other matter to the Financial Transactions and Reports Analysis Centre of Canada (FINTRAC) and the Ontario Securities Commission and such reports shall not be treated as a breach of any restriction upon the disclosure of information imposed by Canadian law or otherwise. The Subscriber further acknowledges that the General Partner and the Adviser may be required to disclose information relating to the Subscriber in order to satisfy their respective obligations under AML Laws. The Subscriber hereby consents to the disclosure of such information.

Privacy Policy

Attached as Schedule E hereto is a copy of the Privacy Policy adhered to by both the General Partner and the Adviser. By signing this Subscription Agreement, the Subscriber consents to the collection, use and disclosure of its personal information in accordance with such policy.

Indemnity

The Subscriber agrees to indemnify the Partnership, the General Partner and the Adviser against all losses, claims, costs, expenses and damages or liabilities which it may suffer or incur or cause arising from the reliance on the representations, certifications and covenants of the Subscriber by the Partnership, the General Partner or the Adviser.

Documentation

The Subscriber must provide satisfactory evidence of authority to invest in the Partnership and the information necessary for the Adviser and the General Partner to comply with their anti-money laundering policy and procedures. The General Partner and/or the Adviser will request certain documentation prior to acceptance of a subscription. Accordingly, the Subscriber will be asked to provide the following:

(1)	A copy of government issued ID with a clear picture page, e.g., driver’s license or passport.

(2)	Proof of residential address, e.g., recent utility bill with the Subscriber’s name.

Subscribers must submit the following to the General Partner and the Adviser as set out in this Subscription Agreement:

☐	One (1) completed and signed Subscription Agreement

☐	One (1) completed and signed Amendment

☐	A completed Form W-9 or Form W-8BEN, as applicable

West Face SPV (Cayman) I L.P.	Subscription Agreement

☐	A void cheque from a financial entity for the personal account in the name of the individual

☐	All required evidence of authorization/anti-money laundering information set forth in this Section or as otherwise requested by the General Partner and/or the Adviser

Dealer Information

Schedule F to this Subscription Agreement contains accurate information about certain matters relating to the Adviser, in its capacity as an exempt market dealer, and the Subscriber acknowledges receiving this information, including:

(1)	any referral arrangements relating to the Subscriber’s investment in the Partnership;

(2)	the “related issuer” status between the Adviser and the Partnership; and

(3)	information about the relationship between the Adviser, in its capacity as an exempt market dealer, and the Subscriber.

Prospectus Exemptions

The Subscriber acknowledges that, if this Subscription Agreement is accepted, Interests will be distributed to the Subscriber pursuant to a regulatory exemption from statutory requirements that would otherwise require the Partnership to deliver to the Subscriber a prospectus that complies with statutory requirements. In doing so, the Partnership will be relying on the following representations and certification by the Subscriber:

The Subscriber represents and certifies that the Subscriber is acting for its own account and is purchasing Interests as principal (or is deemed by National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”) to be acting as principal) for investment purposes only and not with a view to resale. The Subscriber also represents and warrants that it is a resident of Ontario, Québec, Alberta or British Columbia who in all respects qualifies for one or more exemptions from the prospectus requirements in NI 45-106 and has completed the Certificate of Accredited Investor attached as Schedule B.

Governing Law

This Subscription Agreement (other than Schedule G hereto) shall be governed by and construed in accordance with the laws of the Province of Ontario. By the Subscriber’s execution of this Subscription Agreement, the Subscriber irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

West Face SPV (Cayman) I L.P.	Subscription Agreement

WEST FACE SPV (CAYMAN) I L.P.

Note: The Subscriber should complete these Execution Pages in connection with the Subscriber’s initial Capital Contribution to the Partnership in respect of an Interest. When making an additional Capital Contribution in respect of an Interest, it is not necessary to complete another set of Execution Pages, unless there has been a change since the date of the initial Capital Contribution in the information herein relating to the Subscriber, or the General Partner or Adviser requests additional information from the Subscriber. This Subscription Agreement is not transferable or assignable by the Subscriber.

A.           Amount Subscribed For.

               Amount of Capital Contribution:       $__________________________

B.           Subscriber’s Information.

Please print all information exactly as you wish it to appear on the Partnership records. Note that the “Legal Name of Subscriber” should include only the exact legal name of the legal owner of the Interest. Any account or other reference information should be included in the “Additional Comments” box below.

Legal Name of Subscriber:
Nominee Name (if any):
Primary Residence Address (Provide Legal Address; No P.O. Boxes):
Principal Occupation and Business (Including Title/Role and Name and Address of Employer):
List of Jurisdictions (other than Canada and the United States) in which the Subscriber is Deemed to be a Resident for Tax Purposes:

West Face SPV (Cayman) I L.P.	Subscription Agreement

	Primary Contact[7]	Secondary Contact
Full Name:
Mailing Address (if different from Primary Residence Address):
Business Phone:
Business Fax:
Business Email Address:
Home Phone:
Home Fax:
Home Email Address:
Date of Birth:
Citizenship:
Social Insurance Number:
Additional Comments:

Provide Names/Titles of Persons Other Than Primary Contact and Secondary Contact Authorized to Send or Receive Information Regarding Subscriber’s Investment in the Partnership as Agent on Behalf of the Subscriber below or in an attachment:

[7] The Primary Contact receives all correspondence and statements and is the contact person for questions concerning this investment.

West Face SPV (Cayman) I L.P.		Subscription Agreement

C.          Communication by E-mail

The Subscriber agrees to receive communications from the Partnership, General Partner and Adviser at the email address(es) set out above in Section B of the Execution Pages [Please check one]:

☐ YES – At the Business Email Address(es) set out above in Section B of the Execution Pages

☐ YES – At the Home Email Address(es) set out above in Section B of the Execution Pages

☐ NO

D.          “Accredited Investor” Status

Please refer to Schedule B for information to assist the Subscriber in determining whether the Subscriber is an “accredited investor” and the category of “accredited investor” into which the Subscriber fits. Check the option that applies to the Subscriber.

The Subscriber meets the standards for being categorized as an “accredited investor” as set forth in Schedule B and has completed Schedule B:

☐ YES

☐ NO

E.          “Permitted Client” Status

Please refer to Schedule C for information to assist the Subscriber in determining whether the Subscriber is a “permitted client” and the category of “permitted client” into which the Subscriber fits. Check the option that applies to the Subscriber.

The Subscriber meets the standards for being categorized as a “permitted client” as set forth in Schedule C and has completed Schedule C:

☐ YES

☐ NO

F.          Insider Status

The Subscriber is an “insider”8 of a “reporting issuer” (as those terms are defined in applicable securities legislation) or any other issuer whose securities are traded in any public market, including any domestic, foreign, exchange-listed and over-the-counter markets (excluding, for certainty, any issuer whose securities have been distributed through a private placement and are not freely tradeable) [Please check one]:

☐ YES

☐ NO

If the Subscriber has checked “YES” above, please identify each reporting issuer or other issuer of which it is an “insider” below:

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

[8]                     Under the Securities Act (Ontario) (the “Act”), an “insider” is defined as:

(a)  a director or officer of a reporting issuer,

(b)  a director or officer of a person or company that is itself an insider or subsidiary of a reporting issuer,

(c)   a person or company that has beneficial ownership of, or control or direction over (or a combination of beneficial ownership of, and control or direction over), directly or indirectly, securities of a reporting issuer carrying more than 10% of the voting rights attached to all the reporting issuer’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person or company as underwriter in the course of a distribution;

(d)   a reporting issuer that has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security, or

(e)   a person or company designated as an insider in accordance with the Act.

West Face SPV (Cayman) I L.P.	Subscription Agreement

G.           Internal Revenue Code Certification.

The Subscriber confirms that:

(a) ☐       The Subscriber is a United States person under Section 7701(a)(30) of the Code for purposes of U.S. income taxation. Please complete a Form W-9 and return it with this Subscription Agreement.

(b) ☐       The Subscriber is not a United States person under Section 7701(a)(30) of the Code for purposes of U.S. income taxation. Please complete a Form W-8BEN and return it with this Subscription Agreement.

The Subscriber agrees to notify the General Partner within 30 days of any change in the information set forth in this Section G.

H.           Standing Wire Instructions

The Subscriber agrees that all or any funds payable to the Subscriber (including withdrawal proceeds) may be paid by wire transfer to the Subscriber in accordance with the following instructions:

Bank Name:
Bank Address:

SWIFT:
Account Name:
Account No.:
For Further Credit:
Reference:

West Face SPV (Cayman) I L.P.	Subscription Agreement

Please attach:
1. the appropriate documents, as stated above under “Documentation”;
2. a cheque (or void cheque for a personal account if payment is being made by a bank draft);
3. a completed Form W-9 or Form W-8BEN, as applicable; and
4. Schedules A, B and G and, if applicable, Schedules C and/or D (attached hereto).

DATED as of the________ day of _________________, 2015.

The Subscriber’s signature must be witnessed by a person who is neither a minor or the spouse or child of the Subscriber: Witness
By executing this Subscription Agreement and the Deed of Adherence attached as Schedule G hereto, the Subscriber acknowledges and agrees to be bound by the terms and conditions of the Limited Partnership Agreement. The Subscriber acknowledges that the Subscriber has been given the opportunity to obtain independent legal advice and has either done so or chosen not to obtain such advice.

Signature of Witness		Name of Subscriber

Name
X
Address		Signature of Subscriber

The subscription of the Subscriber is accepted as to the purchase of Interests in the following amount: $ ________________.

DATED as of the ________ day of __________________, 2015.

WEST FACE SPV (CAYMAN) I L.P., by its general partner, WEST FACE SPV (CAYMAN) GENERAL PARTNERS INC.

by
Name:
Title:

West Face SPV (Cayman) I L.P.		Subscription Agreement

Exhibit G

WEST FACE SPV (CAYMAN) I L.P.

ADDITIONAL SUBSCRIPTION FORM

West Face SPV (Cayman) General Partners Inc. (the “General Partner”)

CO Services Cayman Limited

P.O. Box 10008

Willow House, Cricket Square

Grand Cayman KY1-1001

Cayman Islands

and

West Face Capital Inc. (the “Adviser”)

2 Bloor Street East, Suite 3000

Toronto, Ontario  M4W 1A8

Attn:         Investor Services

Phone:      647-724-8900

Fax:          647-724-8910

Email:       investors@westfacecapital.com

Gentlemen:

The undersigned (the “Subscriber”) hereby wishes to subscribe for an additional limited partnership interest (the “Interest”) in West Face SPV (Cayman) I L.P. (the “Partnership”).  The subscription amount for the Interest (the “Additional Subscription”) is: US$__________________.

The Subscriber acknowledges and agrees that: (i) the Subscriber is making the Additional Subscription on the terms and conditions contained in the subscription agreement (including the schedules thereto) dated as of March _____, 2015 previously executed by the Subscriber as of such date and accepted by the General Partner on behalf of the Partnership as of March 27, 2015 (the “Subscription Agreement”); (ii) the representations, warranties, acknowledgements and covenants of the Subscriber contained in the Subscription Agreement, as each may be amended from time to time, are true and correct in all material respects as of the date set forth below; (iii) the personal, background and financial information of the Subscriber provided to the Partnership pursuant to the Subscription Agreement is true and correct in all material respects as of the date set forth below; and (iv) this Additional Subscription Form may be rejected by the General Partner or the Partnership for any reason whatsoever.

Subscriptions must be made in United States dollars by wire transfer to the Partnership or other evidence of payment (as the General Partner and the Adviser may otherwise permit or require).  Do not send or wire funds with respect to the Additional Subscription until notified by the General Partner, the Partnership or the Adviser that this Additional Subscription Form has been accepted.

THE SUBSCRIBER AGREES TO NOTIFY THE GENERAL PARTNER AND THE ADVISER PROMPTLY IN WRITING SHOULD THERE BE ANY CHANGE IN ANY OF THE FOREGOING INFORMATION OR ANY INFORMATION PREVIOUSLY PROVIDED BY THE SUBSCRIBER PURSUANT TO THE SUBSCRIPTION AGREEMENT.

West Face SPV (Cayman) I L.P.

Additional Subscription Form

DATED as of the _____day of _____________, 2015.

Subscriber	Witness

Signature of Subscriber	Signature of Witness

Name of Subscriber	Name of Witness

FOR INTERNAL USE ONLY

The Additional Subscription of the Subscriber is accepted as to the purchase of a limited partnership interest in the Partnership the following amount:  US$______________________.

DATED as of the _____day of _____________, 2015.

WEST FACE SPV (CAYMAN) I L.P., by its general partner, WEST FACE SPV (CAYMAN) GENERAL PARTNERS INC.

by
Name:
Title:

West Face SPV (Cayman) I L.P.

Additional Subscription Form

Exhibit H

FOR IMMEDIATE RELEASE

West Face Capital to Nominate Six Highly Qualified Directors

For Election to the Board of Gran Tierra Energy Inc.

Recommends Replacing Incumbent Board Which Has Presided
Over a More than 50% Stock Price Decline Since 2011

Calls for New Strategy Focused on Core Colombia Properties and Announces Support

For Highly Regarded Oil and Gas Veteran Gary Guidry to Lead Gran Tierra as CEO

TORONTO – April 21, 2015 – West Face Capital Inc. (West Face), whose managed funds beneficially own approximately 9.8% of Gran Tierra Energy Inc. (Gran Tierra, NYSE MKT: GTE; TSX: GTE), today sent a letter to the Gran Tierra Board of Directors announcing its intention to nominate six highly qualified director candidates for election to the Board at the 2015 Annual Meeting of shareholders scheduled for June 24, 2015.

In the letter, West Face highlighted what it believes is Gran Tierra’s failed high-risk, high-cost exploration strategy in Peru, Argentina, and Brazil and the destruction of more than half of the Company’s market value since the beginning of 2011, all overseen by the current four-member Board of Directors.

West Face also outlined its proposal for a new strategy focused on Gran Tierra’s core Colombia properties to restore value for shareholders and voiced its support for Gary Guidry, a highly regarded oil and gas executive with an outstanding track record of value creation, as the right leader to assume the position of CEO of Gran Tierra.

“West Face is committed to fixing Gran Tierra and creating value on behalf of all shareholders,” said Thomas Dea, Partner of West Face.

“We are putting forward a highly-qualified slate of independent directors, including Gary Guidry, who, in our opinion, are far better equipped than the incumbent board members to implement a new strategic direction for Gran Tierra and to take the steps we believe are urgently required for the Company to get back on track and realize its full potential value”.

The six West Face nominees are:

Nominee Key Qualifications

Robert B. Hodgins

Mr. Hodgins currently sits on the Boards of AltaGas Ltd., Enerplus Corporation, MEG Energy Corp., StonePoint Energy Inc., and Kicking Horse Energy Inc. He is the former CFO of Pengrowth Energy Trust, VP and Treasurer of Canadian Pacific Limited, CFO of TransCanada Pipelines, and is the former Chairman of Caracal Energy Inc.

Brooke Wade

Mr. Wade is currently the President of Wade Capital Corporation, a private investment Company, and sits on the Boards of Novinium Inc., and IAC Acoustics Limited. He is the former Co-founder, Chairman and CEO of Acetex Corporation, founding President and CEO of Methanex Corporation, and is a former director of Caracal Energy Inc.

Peter Dey

Mr. Dey is Chairman of Paradigm Capital Inc., an investment dealer. He is a Director of GoldCorp Inc. and Granite REIT Inc. Formerly, Mr. Dey was Chairman of the Ontario Securities Commission, Chairman of Morgan Stanley Canada, Senior Partner with Osler, Hoskin & Harcourt LLP, Chairman of the Toronto Stock Exchange Committee on Corporate Governance, and a former director of Caracal Energy Inc.

Ronald Royal

Mr. Royal is a private businessman and serves on the Boards of Valeura Energy Inc. and Oando Energy Resources Inc. Mr. Royal is a professional engineer with more than 35 years of experience with Imperial Oil and ExxonMobil’s international, upstream affiliates. Prior to his retirement in 2007, he was President and General Manager of Esso Exploration and Production Chad Inc. He is a former director of Caracal Energy Inc.

David P. Smith

Mr. Smith is Chairman of the Board of Superior Plus Corporation. He is a former Managing Partner of Enterprise Capital Management Inc., an investment manager, and is a former investment banker and energy research analyst.

Gary Guidry

Mr. Guidry is the prospective CEO of Gran Tierra. He is the former CEO at each of Caracal Energy Inc., Orion Oil & Gas, Tanganyika Oil Company and Calpine Natural Gas Trust. He was named The Oil Council CEO of the year in 2014.

The letter sent today by West Face to the Gran Tierra Board follows:

“April 21, 2015

The Board of Directors of

Gran Tierra Energy Inc.

300, 625-11th Avenue S.W.

Calgary, Alberta

Canada T2R 0E1

Dear Sirs:

West Face Capital Inc. (West Face), via funds we manage or advise (West Face Funds), intends to nominate six highly qualified candidates for election to Gran Tierra Energy Inc.’s (Gran Tierra) Board of Directors at the annual meeting to be held on June 24, 2015. The new directors will have a mandate to replace the current Interim CEO with Gary Guidry, a highly regarded oil and gas executive with an outstanding track record of value creation in his four prior leadership roles as CEO.

The West Face Funds own approximately 9.8% of Gran Tierra’s outstanding common shares, making us one of your largest shareholders, if not the largest. West Face has a mandate to take large core positions in companies in which we have conducted extensive research and where we believe we can assist in realizing long-term value for the benefit of all shareholders.

We are taking these actions with Gran Tierra because we believe the current four-member board, with an average tenure of seven years, has failed in its three most fundamental responsibilities: adopting a strategy for value creation, overseeing the proper allocation of capital, and ensuring the Company is led by the best possible CEO.

Lack of Proper Oversight has Resulted in Significant Destruction
of the Company’s Value.

Since the beginning of 2011, the current board has approved $1.7 billion in spending between acquisitions and capital expenditures. Of this amount, approximately $860 million was spent in Peru, Argentina and Brazil, where there have been no appreciable new discoveries, reserve additions or production growth. Over the same period, the share price has declined from $8.18 to $3.38, a 59% loss in market value per share. This dismal result was not due to declining oil prices – the share price had already fallen to $4.30 by July 2012.

In our opinion, the Board has been gambling on high-risk exploration using shareholders’ capital, repeatedly and in the face of negative results, while at the same time losing focus on its promising, core Colombian assets. For all of the capital deployed, Gran Tierra’s core Colombian assets still provide most of the Company’s production. The Executive Chairman has called these excursions outside of Colombia “elephant hunting”. We call it engaging in high-risk, high-cost ventures in far less attractive locations, while ignoring the benefits of developed infrastructure, political stability, and access to global energy markets in your existing core geographies.

Ineffectual Governance and Lack of Accountability.

In our opinion, the Board did not have the proper expertise to oversee the prior CEO and has avoided accountability for this deficiency. On the day of the former CEO’s resignation in February, the Board hastily promoted the Chairman, Jeffrey Scott, to “Executive Chairman” and raised the COO to Interim President and CEO. There was no announcement of a CEO search. There has been no clear articulation of strategy then or now, other than to be – in the Executive Chairman’s words – “opportunity reactive”. We find the situation unacceptable. Mr. Scott’s operating experience is limited to running a small private oil and gas company in western Canada. He also continues to hold the title of Executive Chairman for another company and sits on several boards. The Interim CEO, who may one day expand his experience to be a suitable CEO candidate, does not, in our view, have that experience today.

We believe that Mr. Guidry’s experience, by comparison, is clearly superior, having built exceptional value as CEO at four separate international oil and gas companies he led.

No Coherent Strategy.

We are undertaking these actions at a potentially important turning point for Gran Tierra. The Company has approximately $332 million in cash, no drawn debt, and $150 million of capacity in its reserve-based credit facility. In short, it has $482 million of “buying power”, as well as the ability to undertake a business combination for shares. In addition, the Company has attractive assets in Colombia and an ability to grow through targeted spending on new lands, through joint ventures or business combinations. With the right leadership, we believe that Gran Tierra could become a very valuable company. Alternatively, in our opinion, unless the history of poor governance and sub-par management is fixed, the Company risks further squandering its under-appreciated strategic position.

We are not impressed by the Executive Chairman’s articulation of strategy. Here are statements from the Q4 2014 investors’ conference call when asked about the company’s strategy and planned use for its capital (our emphasis added):

“…And the timeline for the $300 million [cash on the balance sheet], I don’t think we have one other than we intend to be opportunity reactive.”

- Jeffrey Scott, Executive Chairman

“Now, when I look at this, at the world in general, and the entire world is on sale. So, while we’re Colombia-specific right now, and I think you’re right to say that, the moment Peru is sort of on the backburner and Brazil isn’t also around. But there are other opportunities around the world when the entire world is on sale.”

- Jeffrey Scott, Executive Chairman

“…But what I’ve challenged the management team is that we may take our geographic blinders off here and, if we see a really compelling opportunity elsewhere, maybe we have to look at it.”

- Jeffrey Scott, Executive Chairman

We take this to mean there is a real risk that management and this Board, unconstrained by proper oversight, will again fail to focus on Gran Tierra’s core operating areas in Colombia and complete one or more ill-advised business combinations that again destroys value for Gran Tierra shareholders.

Bloated Overhead Costs.

Gran Tierra has excessive general and administrative (G&A) expense as compared to its most similar peer companies. Gran Tierra’s G&A was $5.82 per BOE of production in 20141. By comparison, a subset of its peers had average G&A of $4.74 per BOE of production in 20142.

On the Q4 2014 conference call, Jeffrey Scott said Gran Tierra’s high costs were the result of high oil prices.

“We’re a fairly high G&A company and OpEx has been where it has been as a result of $100 oil.”

- Jeffrey Scott, Executive Chairman

Apart from finding this response to be a confusing approach to cost management, we believe high operating costs are symptomatic of poor management and a culture lacking in accountability, starting at the Board.

Misaligned Interests Between Shareholders and Directors.

Since 2008, secondary market purchases of Gran Tierra’s common stock by current insiders have totalled 66,561 total shares. In contrast, the Board saw fit to award the Executive Chairman 400,000 options and 100,000 restricted stock units (RSUs) upon being appointed to his current position, which also pays a base salary of $360,000 (Canadian dollars) cash per year. In addition, the Board approved a so-called change-of-control payment equal to two times his base salary.

The newly appointed Lead Director, Scott Price, has not purchased any Gran Tierra shares that we have been able to identify. All of the common shares he owns appear to have been obtained by way of the Company’s share exchange with Solana Resources in 2008. In 2010, he sold over half of his shares for gross proceeds of more than $20 million prior to the acquisition of Petrolifera in early 2011. The two other directors have very modest holdings.

By comparison, Gary Guidry and members of his team have acquired in the open market approximately 2.5 million Gran Tierra common shares worth approximately $8.6 million – even before having the ability to influence the Company’s direction. This meaningful commitment from a prospective CEO is indicative of his seriousness and confidence in his abilities to create value for Gran Tierra shareholders.

1 Source: Company filings. Estimate based on working interest production and includes G&A from discontinued operations.

2 Stock option expense included in G&A. Peers consist of Parex Resources (TSX: PXT), TransGlobe Energy Corporation (TSX: TGL), and Bankers Petroleum (TSX: BNK). Peers were filtered based on having Canadian headquarters with international operations and at least 15,000 boe/d in production.

West Face Proposes a Refocused Strategy.

West Face believes Gran Tierra should re-evaluate money-losing initiatives in Peru and Brazil. It should refocus financial and management resources on Colombia where it benefits from proven petroleum basins, well developed infrastructure, established markets, and scale. The Company’s cost structure should be brought into line and accountability should be introduced into the organization to drive consistent value creation.

Refocus on Colombia. Gran Tierra already has a well-established operating advantage in the Putumayo basin, with low-risk opportunities for expansion. In addition, we believe there are many opportunities for value creation in the middle and lower Magdalena basins as well as the Llanos basin. With a focus on proven basins within Colombia, we believe Gran Tierra is well positioned to create shareholder value through organic growth and smart acquisitions. The preponderance of the Company’s capital budget should be targeted to development, with a small allocation to exploration.

Address Cost Structure. Accountability starts at the Board and with the CEO and binds the organization together with a common purpose. A competitive cost structure is the result of a well-run exploration, development and production company, not the end in itself. Gran Tierra’s operating and capital efficiency will be optimized by refocusing strategy on development, production, and exploration in Colombia.

Improve Capital Allocation. Gran Tierra does not need to take “bet-the-farm” risks in frontier basins to build value. Capital should be used primarily to appraise and develop attractive assets it already owns. Over the last seven years, while Gran Tierra’s attention was not focused on Colombia, a number of other companies have successfully undertaken lower-risk exploration in proven basins within Colombia. We believe there is still considerable value to be built in Colombia, including in open lands and from joint venture partnerships and possible business combinations. But if attractive projects are not identified in the future, capital should be returned to shareholders tax efficiently by way of share repurchases.

West Face Proposes a Newly Reconstituted Board and New Management.

West Face Believes New Leadership is Required. The Board of Directors should be renewed with highly qualified and experienced individuals. The Board then should assume its mandate and engage Gary Guidry to lead the change as CEO. We believe this will help unlock the Company’s potential and value.

Gary Guidry is a Proven Value Creator. The last four companies in which Mr. Guidry has been the CEO have averaged a 45% annualized return to shareholders over multiple market cycles and multiple operating jurisdictions3. He is a professional engineer and has more than 35 years of experience developing and maximizing assets in the international oil and gas industry. He has direct experience managing large, international projects, including assets in Latin America, Africa, the Middle-East and Asia.

3 The 45% average annual return is measured based on stock price performance over Gary Guidry’s tenure as CEO at Caracal Energy, Orion Oil and Gas, Tanganyika Oil Company, and Calpine Natural Gas Trust.

Most recently Mr. Guidry was the President and CEO of Caracal Energy, a London Stock Exchange listed Company with operations in Chad, Africa. He held that position from mid-2011 until the Company was acquired by Glencore plc for $1.8 billion in mid-2014. Shareholders received a return of 101% during this period, compared with a FTSE 350 return of 8% over the same period.

Prior to Caracal, Mr. Guidry was the President and CEO of Orion Oil and Gas (TSX listed), which operated in western Canada from mid-2009 until mid-2011 when it was sold. During his tenure, shareholders earned a return of 127% as compared with the TSX E&P Index return of 20%. From May 2005 until December 2008, he was the President and CEO of Tanganyika Oil Company (TSX listed) which operated in Syria and Egypt. Under his leadership, Tanganyika grew production from 6,000 bbl/d to over 20,000 bbl/d and was purchased by Sinopec International Ltd. for $2.0 billion with shareholders receiving a return of 385% as compared to the TSX E&P index return of negative 7% over the same period. Prior to Tanganyika, Mr. Guidry was CEO of Calpine Natural Gas Trust. Between the IPO of the company in October 2003 and November 2004, when it was sold to Viking Energy Trust, he grew 2P reserves by 39% with shareholders earning a return of 62%.

In 2014, Mr. Guidry was awarded the Oil Council Executive of the Year award for his leadership role with Caracal Energy.

As a measure of his commitment, Mr. Guidry and his team have already made a large capital commitment to Gran Tierra through the personal acquisition of approximately 2.5 million common shares now worth $8.6 million.

West Face’s Board Candidates are Well Qualified to Oversee Gran Tierra’s Development. West Face intends to nominate six directors who each possess the capacity for rigorous and independent thinking. They have varied professional backgrounds and will provide the required fresh perspective. The current Board, in our view, is entrenched, unaccountable, inward-looking, and not aligned with shareholders.

Robert B. Hodgins	Mr. Hodgins currently sits on the Boards of AltaGas Ltd., Enerplus Corporation, MEG Energy Corp., StonePoint Energy Inc., and Kicking Horse Energy Inc. He is the former CFO of Pengrowth Energy Trust, VP and Treasurer of Canadian Pacific Limited, CFO of TransCanada Pipelines, and is the former Chairman of Caracal Energy Inc.

Brooke Wade	Mr. Wade is currently the President of Wade Capital Corporation, a private investment Company, and sits on the Boards of Novinium Inc., and IAC Acoustics Limited. He is the former Co-founder, Chairman and CEO of Acetex Corporation, founding President and CEO of Methanex Corporation, and is a former director of Caracal Energy Inc.

Peter Dey	Mr. Dey is Chairman of Paradigm Capital Inc., an investment dealer. He is a Director of GoldCorp Inc. and Granite REIT Inc. Formerly, Mr. Dey was Chairman of the Ontario Securities Commission, Chairman of Morgan Stanley Canada, Senior Partner with Osler, Hoskin & Harcourt LLP, Chairman of the Toronto Stock Exchange Committee on Corporate Governance, and former director of Caracal Energy Inc.

Ronald Royal	Mr. Royal is a private businessman and serves on the Boards of Valeura Energy Inc. and Oando Energy Resources Inc. Mr. Royal is a professional engineer with more than 35 years of experience with Imperial Oil and ExxonMobil’s international, upstream affiliates. Prior to his retirement in 2007, he was President and General Manager of Esso Exploration and Production Chad Inc. He is a former director of Caracal Energy Inc.

David P. Smith	Mr. Smith is Chairman of the Board of Superior Plus Corporation. He is a former Managing Partner of Enterprise Capital Management Inc., an investment manager, and is a former investment banker and energy research analyst.

Gary Guidry	Mr. Guidry is the prospective CEO of Gran Tierra. He is the former CEO at each of Caracal Energy Inc., Orion Oil & Gas, Tanganyika Oil Company and Calpine Natural Gas Trust. He was named The Oil Council CEO of the year in 2014.

Conclusion: Time for Action.

We do not have confidence in the Board of Directors and senior management of Gran Tierra. As significant shareholders, we are troubled by the value destruction that has occurred under the current Board’s watch, in the form of a more than 50% decline in the stock price since the beginning of 2011. The status quo is unacceptable. Gran Tierra needs a refocused strategy, a proven CEO, and a fresh perspective from the Board. We request that you work constructively with us to make the required changes in the least disruptive way possible. It’s time to fix GTE.

Yours truly,

____________________

Thomas P. Dea
Partner”

About West Face Capital Inc.

West Face Capital Inc. is one of Canada’s leading alternative investment managers. West Face has a seasoned multi-disciplinary investment team, proprietary origination channels, deep sector expertise and the ability to act on investment targets in domestic and international markets.

Additional Information

West Face SPV (Cayman) I L.P. (“West Face SPV”) intends to make a filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2015 Annual Meeting”) of the Company. Information relating to the participants in such proxy solicitation has been included in materials filed on April 21, 2015 by West Face SPV with the Securities and Exchange Commission pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2015 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, West Face SPV’s definitive proxy statement and a form of proxy will be mailed to shareholders of the Company. These materials and other materials filed by West Face SPV in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by West Face SPV with the Securities and Exchange Commission will also be available, without charge, by directing a request to West Face SPV’s proxy solicitor, Okapi Partners, at its toll-free number (877) 796-5274 or via email at info@okapipartners.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

For more information:

Media Contacts: Lute & Company John Lute 416 929 5883 ex 222 jlute@luteco.com	Investor Contacts: Okapi Partners 1-877-796-5274 info@okapipartners.com